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                                                          Exhibit 10.2



February 12, 1998



Marvin I. Weinberger
Chairman and Chief Executive Officer
Infonautics, Inc.
West Valley Corporate Center
900 West Valley Road
Wayne, PA 19087

     Re:  Formation of Marvinco
          ---------------------

Dear Marvin:

The purpose of this letter is to confirm the understandings that were reached between the board of directors of Infonautics, Inc. and you on Tuesday, December 16, 1997 as subsequently amended by the parties. In addition to these understandings, we also wanted to reiterate that we look forward to a spirit of cooperation and a good faith exploration of potential synergies between Infonautics and Marvinco on an on-going basis, which we hope will help establish the leadership and success of both companies within our industry.

(a) After extensive review, the board of directors of Infonautics has concluded that it is not in the company's best interest to pursue the Electric Schoolhouse project at this time. You have formed an entity named "Marvinco, LLC" which will pursue the Electric Schoolhouse project. In return for the equity interest described in (b) below, Infonautics will transfer to Marvinco its rights in certain trademarks, trademark applications, domain names, and tangible Electric Schoolhouse materials as set out below in this paragraph (a). In addition, Marvinco and Infonautics will share on a nonexclusive basis all concepts, ideas, etc. contained within or represented by those Electric Schoolhouse materials as set out below in this paragraph (a). Finally, you have also requested certain other rights to non-Electric Schoolhouse Innovation Factory materials and concepts/ideas, and we are willing to proceed as follows in this paragraph
     (a) with respect to those. Therefore, it being understood that Infonautics makes no representation or warranty of any nature in respect of any intellectual property rights, we agree to the following:

          - Infonautics will assign to Marvinco the "Electric Schoolhouse" trademark, trademark application and eschoolhouse.com domain name. The final legal clearance for Marvinco to use the "Electric

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               Schoolhouse" trademark will be Marvinco's responsibility.

          - Infonautics will assign to Marvinco all tangible Electric Schoolhouse materials (business plans, slide shows, demos, business model spreadsheets, mock ups and the like) that are specified on the attached Exhibit A (which the parties agree is, as of the date of this letter, in a preliminary form, with any subsequent revisions to such exhibit to be agreed to in good faith in writing by the parties). It is understood that all tangible and intangible Electric Schoolhouse materials and concepts/ideas that either you personally or Marvinco have paid for (or for which you personally or Marvinco are obligated to reimburse Infonautics) (for example, market research, business plans) and developed (or had developed) after November 1, 1997 are owned by you personally and/or Marvinco. Such tangible and intangible Electric Schoolhouse materials and concepts/ideas owned by you and/or Marvinco are those specified on the attached Exhibit A-1 (which the parties agree is, as of the date of this letter, in a preliminary form, with any subsequent revisions to such exhibit to be agreed to in good faith in writing by the parties).

          - Infonautics will assign the "Innovation Factory" trademark, trademark application and innovationfactory.com domain name to Marvinco. The final legal clearance for Marvinco to use the "Innovation Factory" trademark will be Marvinco's responsibility.

          - Infonautics and Marvinco agree that all concepts, ideas, etc. contained within or represented by the Electric Schoolhouse materials will be shared on a non-exclusive basis equally between Marvinco and Infonautics. This means, for example, that Marvinco would be free independently to pursue and exploit any concepts, ideas, etc. contained within or represented by the Electric Schoolhouse materials and Infonautics would likewise be free independently to do the same, each without any restriction or obligation to the other. The Electric Schoolhouse concepts/ideas owned by you and/or Marvinco as specified in Exhibit A-1 will not be available for use by Infonautics unless (i) such concepts/ideas are represented in or are obvious from any of the other concepts, ideas, etc. contained within or represented by the Electric Schoolhouse materials specified in Exhibit A or (ii) are otherwise available to Infonautics through means other than reference to or reliance upon the Electric Schoolhouse materials or concepts/ideas specified in Exhibit A-1.

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          -    Infonautics will, at Marvinco's request, license the "Datatomics"
               trademark to Marvinco on a non-exclusive basis either (i) in connection with a license to Marvinco to use certain "Datatomics" products or services of Infonautics or (ii) in connection with Marvinco's use of other products or services subject to Infonautics' prior approval not to be unreasonably withheld. In connection with any such trademark license, Infonautics will also, at Marvinco's request, provide to Marvinco a dedicated portion of the domain name datatomics.com (for example, eschoolhouse.datatomics.com or www.datatomics.com/eschoolhouse) for Marvinco's use.

          - Marvinco has expressed an interest in calling the version of Electric Library included in the Electric Schoolhouse offerings "Homework Helper." Infonautics' agreement specified in Exhibit A-2 expressly permits Infonautics to authorize others to use the Homework Helper mark solely in connection with an online service such as Electric Library (and any special software used with such service). Infonautics cannot under the agreement authorize others to use the Homework Helper mark for any other purpose. Infonautics therefore will, at Marvinco's request, license the Homework Helper mark to Marvinco on a non-exclusive and perpetual basis for Marvinco to identify the version of Electric Library that Infonautics will supply to Marvinco under the remarketing agreement pursuant to paragraph (e) below. Infonautics cannot authorize Marvinco to use the Homework Helper mark to identify any other service or product, except the version of Electric Library that it might offer as part of Electric Schoolhouse. Infonautics cannot assign the Homework Helper mark to Marvinco because Infonautics has other contractual commitments for that mark's use.

          - Marvinco has also expressed an interest in acquiring the domain name homeworkhelper.com or acquiring rights to use that domain name. Because the homeworkhelper.com domain name complements our Homework Helper trademark, Infonautics cannot assign the domain name to Marvinco. However, in connection with a "Homework Helper" trademark license referenced above Infonautics will, at Marvinco's request, provide to Marvinco a dedicated portion of the domain name homeworkhelper.com (for example, eschoolhouse.homeworkhelper.com or www.homeworkhelper.com/eschoolhouse) for Marvinco's use.

          - Marvinco has also expressed an interest in having Infonautics provide a link on its Homework Helper web site to the Electric Schoolhouse web site. Upon Marvinco's request to Infonautics to


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               include a link to the Electric Schoolhouse web site from the
               Homework Helper web site, Infonautics will entertain such a request in its good faith and reasonable discretion, and the decision whether or not to include such a link will be made solely by Infonautics.

          - Infonautics will, at Marvinco's request, license the "I-Space Navigator" trademark to Marvinco on a non-exclusive basis either
               (i) in connection with a license to Marvinco to use certain "I-Space Navigator" products or services of Infonautics or (ii) in connection with Marvinco's use of other products or services subject to Infonautics' prior approval not to be unreasonably withheld. It is understood, however, that Infonautics will only be able to license the "I-Space Navigator" trademark to Marvinco beginning October 1, 1998 if by that date a pending proposal we have with another company that contemplates the use of this mark is not agreed to in a contract or letter of intent. Subject to the same October 1, 1998 caveat as in the previous sentence, in connection with any such "I-Space Navigator" trademark license Infonautics will also, at Marvinco's request, provide to Marvinco a dedicated portion of the domain name ispacenav.com (for example, eschoolhouse.ispacenav.com or www.ispacenav.com/eschoolhouse) for Marvinco's use or a dedicated portion of the domain name ispacenavigator.com.

          - Infonautics and Marvinco agree that all non-Electric Schoolhouse Innovation Factory materials and concepts/ideas (for example, Student.com, Reading.com, and Cosmic Teacher) will be shared on a non-exclusive basis between Marvinco and Infonautics so that each party will be free independently to pursue and exploit these materials and concept/ideas, each without any restriction or obligation to the other. Infonautics agrees to make all such materials and concepts/ideas available to Marvinco on a non-exclusive licensed basis subject to the following:

               First, the non-Electric Schoolhouse Innovation Factory materials and concepts/ideas subject to this provision are those specified on the attached Exhibit B.

               Second, in order to avoid inadvertent trademark conflicts between Marvinco and Infonautics for any non-Electric Schoolhouse Innovation Factory trademarks, Infonautics will, at Marvinco's request, license those trademarks to Marvinco on a non-exclusive basis on the same terms as set out above for "Datatomics." If Infonautics owns the domain name corresponding to a licensed


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               mark it will, at Marvinco's request, provide to Marvinco a dedicated portion of the domain name for Marvinco's use.

               Third, any program code covered by this provision will be licensed to Marvinco at its request on a non-exclusive basis under a standard, reasonable software license agreement.

     All trademark licenses from Infonautics to Marvinco shall be subject to Infonautics' right to control the quality and nature of its licensed marks, and all such quality control rights shall be exercised by Infonautics in good faith according to the customary and reasonable standards for such provisions found in trademark licenses.

(b) On an equity basis, it is expected that Infonautics will initially own 10% of Marvinco and you personally will own 90%, it being understood that you may have more than 90% of the voting power. Infonautics' interest will not be diluted through any purchase of additional interests in Marvinco by you personally, until the earlier of (i) the first anniversary of the Effective Date (as defined in paragraph (h) below) or (ii) such time as Marvinco completes it first round of significant funding from third parties in the amount of at least $3,000,000 exclusively from such third parties. It is understood that Infonautics' interest may be diluted during this period, along with your interest personally being diluted, by purchase of equity in Marvinco by third parties (subject to the terms of the previous sentence), issuance of interests in acquisitions and issuance of interests to employees of or vendors to Marvinco. In addition, until Marvinco is a public company, Infonautics' will have a right to maintain its pro-rata equity interest through purchase of additional equity in Marvinco on the same terms offered in subsequent financings; provided, however, that such right shall terminate upon the expiration of the remarketing agreement pursuant to paragraph (e) below due to Infonautics.

(c) All expenses of any nature incurred by Infonautics after November 1, 1997 in connection with pursuing the Electric Schoolhouse project (except for routine, non-travel expenses, such as office supplies incurred or to be incurred while Marvinco is still located in Infonautics facilities, and rent which has commenced as of January 1, 1998) will be the sole responsibility of Marvinco, and Infonautics will be reimbursed for all such expenses incurred through the Effective Date, and such reimbursement payment by Marvinco shall be made to Infonautics by July 31, 1998 (as such date may be extended one day at a time for each day after January 30, 1998 until the Effective Date). The parties will use their respective good faith, best efforts promptly to identify all expenses subject to reimbursement under this paragraph, and in any event by no later than the Effective Date. In addition, Infonautics had previously advanced you $25,000, which loan will be repaid in full by July 31, 1998 (as such date may be extended one day at a time for each day after January 30, 1998 until the Effective Date).

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     All reimbursements and repayments to Infonautics by Marvinco shall be in cash, unless otherwise agreed to in advance by Infonautics. All Marvinco-based or Marvinco-initiated Electric Schoolhouse expenses of any nature, regardless of when incurred, shall be the sole responsibility of Marvinco.

(d) Marvinco will enter into a services agreement with Infonautics pursuant to which Infonautics will provide ordinary and necessary services to Marvinco through April 30, 1998 at Infonautics' cost. This will include use of up to 1,500 square feet of space at Infonautics. Amounts due under the services agreement will be billed each month, and payable within 15 days after receipt of such invoice. On the Effective Date, the persons listed on Exhibit B-1 will resign as employees of Infonautics (all without receiving any severance pay) and become employees of Marvinco; however, Infonautics will reimburse Marvinco on a monthly basis for the costs of your administrative assistant's (specified on Exhibit B-1) salary and benefits through December 31, 1998. Infonautics will also use its best efforts as part of the severance agreement to provide benefits to employees of Marvinco through April 30, 1998, to the extent Infonautics is permitted to do so, and Marvinco will reimburse the associated costs. Unfortunately, because of software license restrictions, Marvinco will not be entitled to use Infonautics' Lotus Notes system. However, Infonautics will permit Marvinco to use the portion of the general contacts data base consisting solely of general company contact information (and not any other company information such as customer or customer prospect data bases that we may have now or develop later) upon execution by Marvinco of a confidentiality agreement acceptable to Infonautics. Infonautics will supply such general contacts data base in the format(s) reasonably requested by Marvinco (for example, in printed form or on disk). Infonautics will also permit you and, in accordance with the terms of Exhibit B-1, those persons listed in that exhibit to keep without charge the primary personal computers now used by them in the office.

(e) Marvinco will have the right to distribute Electric Library, as set forth in the attached remarketing agreement at Exhibit C.

(f) The royalty agreement dated January 1, 1993 between Infonautics and you, and the employment agreement dated as of the same date between Infonautics and you, will both be terminated in their entirety upon issuance to you by Infonautics of 125,000 shares of Class A common stock. Within thirty days after issuance of such shares, Infonautics will (contingent upon receipt of waivers of any piggyback registration rights) file a selling shareholder registration statement on Form S-3 covering the resale of such shares, and use its best efforts to have such registration statement become effective and stay effective until the shares may be sold under Rule 144. In addition, Infonautics will continue your salary through December 31, 1998, and use its best efforts to make available to you your current health and disability insurance through such date if and only if

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     Infonautics is permitted to do so under applicable law and the terms of such benefit plans. If Infonautics is not permitted to provide you with such health insurance coverage during this one-year period, it will pay you an amount equal to your COBRA cost during this one-year period. Subject to any applicable restrictions, Infonautics will use its best efforts to transfer to you the $3,000,000 life insurance policy it currently holds and change the beneficiary under that policy from Infonautics to a beneficiary you designate.

     Finally, you have two incentive stock option (ISO) grants made to you by
     Infonautics: 150,000 shares at $11.50/share dated February 29, 1996 (the "February 1996 Grant") and 100,000 shares at $1.875/share dated May 29, 1997 (the "May 1997 Grant"). You have requested that we look into whether the existing 90 day window within which you must exercise these options following the date on which you no longer are considered an employee of Infonautics may be extended. The company will agree to proceed as follows:

          (i) With respect to the February 1996 Grant, the company will agree to amend this grant to extend the termination and exercise period through December 31, 1998. In addition, Infonautics will accelerate vesting of this grant so that until December 31, 1998 you would be able to exercise up to one-half (or 75,000) of the shares at $11.50/share. It is understood that as a result of this amendment the February Grant will be treated as non-qualified stock option for tax purposes, which will result in your having a taxable event upon exercise of the option.

          (ii) With respect to the May 1997 Grant, the grant will remain an ISO grant and the company will accelerate its vesting so that you will be able to exercise up to one-half (or 50,000) of the shares at $1.875/share. You will have 90 days following the Effective Date (upon which you will no longer be an employee of the company) to make the exercise of these shares. If you so request, Infonautics will agree to loan you the money required to exercise your option under the May 1997 Grant, subject to any applicable restrictions on the company. The terms of such a loan will be subject to a final loan agreement between you and Infonautics, but will at a minimum contain the following terms: you will repay the loan to the company over three years in equal quarterly installments at a market interest rate for a loan of this kind; the company will take the exercised shares as collateral for the loan; the company will have a full recourse loan right to recover the remaining principal from you in the event of a default under the loan; should you sell any of the exercised shares, the proceeds from such a sale or sales would first go towards paying off the loan; the loan receivable would be freely assignable by Infonautics; and the loan would be structured so that effectively no cash will leave the company.

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(g)  Upon the Effective Date, you will resign from all positions you have with
     Infonautics and its subsidiaries (except as a director of Infonautics, Inc.). In addition, the parties will agree not to disparage each other in any manner whatsoever in the future.

(h) The parties understand the completion of this transaction is subject in all respects to receipt by the board of directors of Infonautics of a fairness opinion in respect of all or certain aspects of the transaction in form and substance satisfactory to the board of directors of Infonautics. It is the parties' intention to have this transaction (including the completion and approval of the fairness opinion) completed no later than Friday, March 6, 1998, but failure to complete this transaction by such date will not affect the parties' obligations hereunder; such date of completion shall be referred to as the "Effective Date" in this letter. The parties will use their respective good faith, best efforts promptly to complete their respective obligations under this agreement by no later than Friday, March 6, 1998 (except as may be otherwise specified in this letter or required by applicable laws or regulations).

(i) The parties agree that the press release attached as Exhibit D hereto will be distributed through the usual Infonautics press release channels by no later than the date of signing of this letter by both parties. Until the Effective Date, no public disclosure of any nature whatsoever will be made by any party in respect of this transaction except for the press release and as may otherwise be required by law.

                               *          *          *

If the above correctly sets forth our entire understanding in this regard, kindly execute the enclosed copy of this letter in the space provided and return it to me as soon as possible.

Very truly yours,

/s/ Gerard J. Lewis, Jr.

Gerard J. Lewis, Jr.
Vice President and General Counsel


ACKNOWLEDGED AND
AGREED TO:


/s/ Marvin I. Weinberger


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Marvin I. Weinberger

Date:  February 12, 1998

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